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                                                                   EXHIBIT 23-F

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Quality Dining, Inc.:

  We consent to the incorporation by reference herein of our report dated November 22, 1995, with respect to the combined balance sheets of the Grady's Purchased Restaurants, as defined, as of June 28, 1995 and June 29, 1994, and the related combined statements of income and invested equity, and cash flows for each of the years in the three-year period ended June 28, 1995 and to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG Peat Marwick LLP

Dallas, Texas
July 1, 1996